Cimarex Energy Reports Fourth-Quarter and Full-Year 2012 Results

- Fourth-quarter net income of $99.2 million

- Record quarterly production of 677 million cubic feet equivalent per day

- Year-end proved reserves increased 10% to 2.3 trillion cubic feet equivalent

DENVER, Feb. 19, 2013 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported fourth-quarter 2012 net income of $99.2 million, or $1.14 per diluted share. This compares to fourth-quarter 2011 earnings of $116.9 million, or $1.36 per diluted share. Fourth-quarter 2012 results include a $16.4 million royalty litigation charge ($0.12 per share after-tax) and a $11.1 million benefit for severance tax refunds ($0.08 per share after-tax) totaling a net reduction for the quarter of $0.04 per share after-tax.

Oil, gas and natural gas liquids (NGLs) revenue in the fourth quarter of 2012 totaled $429.8 million, a 3% increase compared to $417.5 million in the same period of 2011. Fourth-quarter 2012 adjusted cash flow from operations was $300.1 million versus $310.2 million a year ago(1).

Fourth-quarter 2012 production volumes averaged a record 676.7 million cubic feet equivalent (MMcfe) per day as compared to fourth-quarter 2011 output of 601.4 MMcfe per day. Oil production grew 28% to a record 35,099 barrels per day. Permian Basin oil production grew 42% to 27,091 barrels per day. Combined fourth-quarter 2012 Permian and Mid-Continent volumes hit an all-time high of 643.3 MMcfe per day, growing 21% over the same period in 2011. Fourth-quarter 2012 production volumes were 49% gas, 31% oil and 20% NGLs.

Full-year 2012 net income totaled $353.8 million, or $4.07 per diluted share, as compared to $529.9 million, or $6.15 per share, for 2011. Full-year 2012 adjusted cash flow from operations totaled $1.13 billion versus $1.31 billion for 2011(1).

At year-end the previously announced sale of $294 million of certain non-core, long-lived oil and gas properties was closed. The properties had current production of approximately 2,550 barrels equivalent (Boe) per day (75% oil) and proved reserves of 9.1 million barrels equivalent.

Full-year 2012 investment for exploration and development totaled $1.6 billion. Funding of the capital program was largely provided by cash flow and property sales. Long-term debt at December 31, 2012 was $750 million. Debt to total capitalization at quarter-end was 18%(2).

Proved Reserves

Year-end 2012 proved reserves grew 10% to 2.3 trillion cubic feet equivalent (Tcfe). Adjusting for the impact of property sales, proved reserves increased 13%. Proved reserves are 80% developed at year-end 2012 as compared to 82% at year-end 2011.

Reserves added from extensions and discoveries totaled 757 billion cubic feet equivalent (Bcfe), replacing 330% of production. Reserve additions were comprised of 51% oil and natural gas liquids (liquids) and 49% gas. With continued focus on liquids-rich production, the amount of proved reserves comprised of liquids at year-end 2012 increased to 45% as compared to 41% at year-end 2011. Proved reserves at year-end 2012 include 1.13 Tcfe in our western Oklahoma, Cana-Woodford shale play comprised of 678 Bcfe of proved developed and 450 Bcfe of proved undeveloped reserves.

	Gas	Oil	NGLs	Total
	(Bcf)	(MBbl)	(MBbl)	(Bcfe)
Total proved reserves
Beginning of year	1,216.4	72,322	65,815	2,045.2
Revisions of previous estimates	(211.4)	(3,154)	(4,492)	(257.3)
Extensions and discoveries	372.5	27,817	36,324	757.3
Purchase of reserves	-	14	2	0.2
Production	(118.5)	(11,516)	(6,952)	(229.3)
Sale of properties	(7.1)	(7,562)	(788)	(57.3)
End of year	1,251.9	77,921	89,909	2,258.8

Proved developed reserves
Year-end 2011	989.5	68,250	44,755	1,667.5
Year-end 2012	985.4	73,524	63,757	1,809.0

	2012	2011	% Chg.
Pre-tax PV-10 ($ in millions) (3)	$4,165.9	$4,594.9	-9%
Standardized Measure ($ in millions)	$2,908.7	$3,139.8	-7%

Average prices used in Standardized Measure (4)
Gas price per Mcf	$2.27	$3.79	-40%
Oil price per barrel	$88.91	$89.64	-1%
NGL price per barrel	$29.12	$41.70	-30%

2013 Outlook

Total company 2013 volumes are projected to average 675-705 MMcfe per day, an increase of 8-13% over 2012. Adjusting for the impact of property sales, growth for 2013 totals 10-15%. Liquids are projected to account for 51% of total equivalent production, up from 48% in 2012. Mid-Continent and Permian 2013 production volumes are projected to grow 11-15% over 2012, averaging between 652-673 MMcfe per day. Gulf Coast volumes are projected to average 23-32 MMcfe per day for 2013, or 4% of total estimated company volumes.

In the first quarter of 2013, total company volumes are projected to average 642-667 MMcfe per day, a 6-10% increase over 2012. First-quarter 2013 Mid-Continent and Permian production volumes are projected to increase 12-15% over first-quarter 2012, to within a range of 620-639 MMcfe per day. Gulf Coast volumes are projected to average 22-28 MMcfe per day for the first quarter of 2013.

Full-year 2013 capital expenditures are expected to range from $1.4-$1.5 billion. Nearly all the 2013 capital is directed towards drilling oil or liquids-rich gas in the Permian and Cana-Woodford. We have a large inventory of drilling opportunities, limited lease expirations and few service commitments. Actual amount invested will depend on our calculated rate of return which is significantly influenced by commodity prices.

An approximate breakdown of the mid-point of our potential 2013 E&D capital investment and actual 2012 by region is provided below.

($ in millions)	2013 E&D Estimate		2012 E&D
Permian	$ 900	62%	$ 889.1	55%
Mid-Continent	450	31%	673.2	41%
Gulf Coast	75	5%	46.3	3%
Other	25	2%	14.4	1%
	$1,450	100%	$1,623.0	100%

Expenses for 2013 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.05 - $1.17
Transportation expense	0.27 - 0.32
DD&A and ARO accretion	2.40 - 2.55
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	6.0% - 6.5%

Other

In January 2013 we entered into oil swaps and collars covering 2013 production. The following table summarizes the current open hedge positions:

Oil Contracts

				Weighted Average Price
Period	Type	Daily Volume(5)	Index(6)	Floor	Ceiling		Swap
Feb.-Dec. 13	Swaps	6,000	WTI	NA	NA		$96.13
Feb.-Dec. 13	Collar	6,000	WTI	$85.00	$102.31	$	NA
		12,000

Cimarex accounts for commodity contracts using the mark-to-market (through income) accounting method. Fourth-quarter or full-year 2012 had no cash settlements.

Exploration and Development Activity

Cimarex's drilling activities are principally conducted within two main areas: Permian Basin and Mid-Continent. Permian activity is primarily directed to the Delaware Basin of southeast New Mexico and West Texas. The majority of our Mid-Continent drilling is in the western Oklahoma Cana-Woodford shale.

Cimarex drilled and completed 352 gross (192 net) wells during 2012, investing $1.6 billion on exploration and development. Of total expenditures, 55% were invested in projects located in the Permian Basin; 41% in the Mid-Continent; and 4% in the Gulf Coast and other.

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Gross wells
Permian Basin	51	34	182	140
Mid-Continent	48	52	167	180
Gulf Coast/Other	-	3	3	11
	99	89	352	331
Net wells
Permian Basin	34	21	122	100
Mid-Continent	20	12	69	64
Gulf Coast/Other	-	3	1	10
	54	36	192	174
% Gross wells completed as producers	92%	97%	95%	96%

At year-end 30 net wells were drilled and awaiting completion: 22 Mid-Continent and eight Permian Basin. Cimarex currently has 18 operated rigs running; 14 in the Permian Basin and four in the Mid-Continent.

Permian Basin

Cimarex drilled and completed 182 gross (122 net) Permian Basin wells during 2012, completing 94% as producers. At quarter-end, 11 gross (8 net) wells were awaiting completion. Drilling principally occurred in the Delaware Basin of Texas and southeast New Mexico, mainly targeting the Bone Spring and Wolfcamp formations. Fourth-quarter 2012 Permian production averaged 292.1 MMcfe per day, an overall increase of 36% over fourth-quarter 2011, and 42% growth in oil volumes to 27,091 barrels per day.

Full-year 2012 New Mexico Bone Spring wells drilled and completed totaled 64 gross (34 net). Per-well 30-day gross production from the 2012 Bone Spring wells averaged over 640 Boe per day (90% oil). Texas Third Bone Spring drilling totaled 43 gross (26 net) wells, which had per-well 30-day average gross production rates of over 1,000 Boe per day (85% oil).

Cimarex continues to evaluate the Wolfcamp shale in the Delaware Basin, primarily in southern Eddy County New Mexico (White City) and northern Culberson County Texas. Year-to-date Cimarex has drilled and completed 15 gross (14 net) horizontal Wolfcamp wells, bringing total wells in the play to 33 gross (31 net). Per well first-30 day production rates on all the wells drilled to date have averaged 6.4 MMcfe per day, comprised of 2.8 MMcf per day of gas, 280 barrels per day of oil and 325 barrels per day of NGLs (assuming full NGL recovery), or 44% gas, 26% oil and 30% NGL.

Mid-Continent

For 2012 Cimarex drilled and completed 167 gross (69 net) wells, completing 98% as producers. At year-end, 53 gross (22 net) wells were awaiting completion. Mid-Continent production averaged 351.2 MMcfe per day for the fourth quarter of 2012, an 11% increase over fourth-quarter 2011 average of 316.1 MMcfe per day.

The majority of drilling has been in the Anadarko Basin, Cana-Woodford shale play, where Cimarex drilled and completed 149 gross (61 net) wells. At year-end, 46 gross (21 net) wells were being completed or awaiting completion in this area. Fourth-quarter 2012 net production from Cana-Woodford averaged 214.6 MMcfe per day, a 36% increase versus the fourth-quarter 2011 average of 157.9 MMcfe per day.

Gulf Coast

Cimarex participated in three gross (0.8 net) outside operated Yegua/Cook Mountain wells in 2012, of which one gross well was successful. Gulf Coast production averaged 31.9 MMcfe per day for the fourth quarter of 2012, a 54% decrease as compared to the fourth-quarter 2011 average of 68.9 MMcfe per day. The decreased output is a result of natural decline in highly-productive wells drilled near Beaumont, Texas.

Production by Region

Cimarex's average daily production by commodity and region is summarized below:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Gas (Mcf per day)
Permian Basin	84,363	77,731	79,605	73,557
Mid-Continent	229,924	218,576	221,305	202,953
Gulf Coast/Other	19,091	37,891	22,848	52,567
	333,378	334,198	323,758	329,077

Oil (Barrels per day)
Permian Basin	27,091	19,123	23,908	16,770
Mid-Continent	6,735	5,843	6,037	5,692
Gulf Coast/Other	1,273	2,465	1,518	4,327
	35,099	27,431	31,463	26,789
NGL (Barrels per day)
Permian Basin	7,527	3,761	6,776	3,365
Mid-Continent	13,483	10,409	10,826	9,255
Gulf Coast/Other	1,108	2,937	1,392	4,466
	22,118	17,107	18,994	17,086
Total Equivalent (Mcfe per day)
Permian Basin	292,071	215,035	263,709	194,367
Mid-Continent	351,232	316,088	322,483	292,635
Gulf Coast/Other	33,379	70,306	40,308	105,321
	676,682	601,429	626,500	592,323

Conference call and web cast

Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 73998777 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (855) 859-2056 and by using the conference ID # 73998777. The listen-only web cast of the call will be accessible via www.cimarex.com.

Investor Presentation

For more details on Cimarex's full-year 2012 financial and operating results, please refer to the year-end investor presentation available at www.cimarex.com on the Investor Relations-Presentation page.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

(1)	Cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2)	Reconciliation of debt to total capitalization, which is a non-GAAP measure, is: long-term debt of $750 million divided by long-term debt of $750 million plus stockholders' equity of $3,474.7 million.

(3)

Pre-tax PV-10% is a non-GAAP financial measure.  Pre-tax PV-10% is comparable to the standardized measure, which is the most directly comparable GAAP financial measure.  Pre-tax PV-10% is computed on the same basis as the standardized measure but without deducting future income taxes. As of December 31, 2012 and 2011, Cimarex's discounted future income taxes were $1,257.2 million and $1,455.1 million, respectively.  Cimarex's standardized measure of discounted future net cash flows was $2,908.7 million at year-end 2012 and $3,139.8 million at year-end 2011.  Cimarex believes pre-tax PV-10% is a useful measure for investors for evaluating the relative monetary significance of its oil and natural gas properties. Cimarex further believes investors may utilize its pre-tax PV-10% as a basis for comparison of the relative size and value of its reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, pre-tax PV-10% is not a substitute for the standardized measure of discounted future net cash flows. Cimarex's pre-tax PV-10% and the standardized measure of discounted future net cash flows do not purport to present the fair value of its oil and natural gas reserves.

(4)	Year-end 2012 reserve estimates are based on trailing 12-month average prices of $2.76 per MMBtu of natural gas (Henry Hub) and $94.71 per barrel of oil (WTI).

(5)	Average daily volume in barrels per day.

(6)	WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
Net cash provided by operating activities	$356,616	$320,752	$1,192,764	$1,292,275
Change in operating assets and liabilities	(56,540)	(10,578)	(58,049)	22,686

Adjusted cash flow from operations	$300,076	$310,174	$1,134,715	$1,314,961

Management believes that the non-GAAP measure of adjusted cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of cash flow from operating activities.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Total gas production - Mcf	30,670,814	30,746,238	118,495,355	120,112,992
Gas volume - Mcf per day	333,378	334,198	323,758	329,077
Gas price - per Mcf	$3.35	$3.90	$2.88	$4.42

Total oil production - barrels	3,229,095	2,523,676	11,515,598	9,777,923
Oil volume - barrels per day	35,099	27,431	31,463	26,789
Oil price - per barrel	$83.04	$92.76	$89.25	$93.00

Total NGL production - barrels	2,034,893	1,573,862	6,951,646	6,236,238
NGL volume - barrels per day	22,118	17,107	18,994	17,086
NGL price - per barrel	$28.99	$40.29	$30.66	$42.31

PROVED RESERVES BY REGION

	Gas	Oil	NGL	Total
	(Bcf)	(MBbls)	(MBbls)	(Bcfe)

Mid-Continent	996.8	17,984	70,615	1,528.3
Permian Basin	233.2	58,623	18,634	696.8
Gulf Coast/Other	21.9	1,314	660	33.7
	1,251.9	77,921	89,909	2,258.8

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in thousands)
Acquisitions:
Proved	$2,658	$1,467	$2,645	$23,071
Unproved	19,521	1,900	30,870	22,327
	22,179	3,367	33,515	45,398

Exploration and development:
Land and Seismic	35,347	17,453	121,960	164,285
Exploration and development	380,199	382,980	1,500,952	1,415,774
	415,546	400,433	1,622,912	1,580,059

Sale proceeds:
Proved	(290,346)	(5,800)	(301,425)	(107,992)
Unproved	(3,349)	(7,381)	(4,437)	(9,352)
	(293,695)	(13,181)	(305,862)	(117,344)

	$144,030	$390,619	$1,350,565	$1,508,113

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except per share data)

Revenues:
Gas sales	$102,642	$120,003	$340,744	$530,334
Oil sales	268,148	234,105	1,027,757	909,344
NGL sales	58,989	63,414	213,149	263,842
Gas gathering, processing and other, net	11,089	12,749	42,288	54,369
	440,868	430,271	1,623,938	1,757,889
Costs and expenses:
Depreciation, depletion, amortization and accretion	141,971	114,135	526,935	401,912
Production	65,766	65,490	258,584	247,048
Transportation	16,388	15,152	57,354	56,711
Gas gathering and processing	6,663	5,855	21,965	23,327
Taxes other than income	14,256	27,843	86,994	126,468
General and administrative	12,905	10,522	54,428	45,256
Stock compensation, net	4,400	4,987	21,919	18,949
(Gain) loss on derivative instruments, net	416	1,031	(245)	(10,322)
Other operating, net	17,666	2,168	24,961	10,263
	280,431	247,183	1,052,895	919,612

Operating income	160,437	183,088	571,043	838,277

Other (income) and expense:
Interest expense	12,721	7,348	45,573	29,539
Amortization of deferred financing costs	1,026	664	3,744	6,072
Capitalized interest	(9,020)	(7,227)	(35,174)	(29,057)
Loss on early extinguishment of debt	—	—	16,214	—
Other, net	(1,150)	(2,532)	(19,864)	(9,758)

Income before income tax	156,860	184,835	560,550	841,481
Income tax expense	57,708	67,966	206,727	311,549

Net income	$99,152	$116,869	$353,823	$529,932

Earnings per share to common stockholders:

Basic	$1.14	$1.36	$4.08	$6.17
Diluted	$1.14	$1.36	$4.07	$6.15

Dividends per share	$0.12	$0.10	$0.48	$0.40

Shares attributable to common stockholders:
Unrestricted common shares outstanding	84,757	83,755	84,757	83,755
Diluted common shares	84,849	84,106	85,034	84,153

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	86,630	85,834	86,630	85,834
Fully diluted shares	86,722	86,185	86,907	86,232

Comprehensive income:
Net income	$99,152	$116,869	$353,823	$529,932
Other comprehensive income:
Change in fair value of investments, net of tax	(14)	139	488	(278)
Total comprehensive income	$99,138	$117,008	$354,311	$529,654

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands)

Cash flows from operating activities:
Net income	$99,152	$116,869	$353,823	$529,932
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	141,971	114,135	526,935	401,912
Deferred income taxes	57,568	68,636	208,216	357,622
Stock compensation, net	4,400	4,987	21,919	18,949
Derivative instruments, net	416	3,925	(245)	(3,611)
Loss on early extinguishment of debt	—	—	16,214	—
Changes in non-current assets and liabilities	(4,805)	699	3,125	4,418
Amortization of deferred financing costs and other, net	1,374	923	4,728	5,739
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	32,037	(16,403)	56,435	(48,632)
(Increase) decrease in other current assets	(4,554)	1,857	4,209	32,593
Increase (decrease) in accounts payable and accrued liabilities	29,057	25,124	(2,595)	(6,647)
Net cash provided by operating activities	356,616	320,752	1,192,764	1,292,275
Cash flows from investing activities:
Oil and gas expenditures	(480,965)	(409,483)	(1,662,707)	(1,562,159)
Sales of oil and gas assets	299,395	13,181	311,562	117,344
Sales of other assets	510	174	1,060	112,011
Other expenditures	(22,074)	(26,592)	(64,987)	(96,642)
Net cash used by investing activities	(203,134)	(422,720)	(1,415,072)	(1,429,446)
Cash flows from financing activities:
Net increase (decrease) in bank debt	(80,000)	55,000	(55,000)	55,000
Increase in other long-term debt	—	—	750,000	—
Decrease in other long-term debt	—	—	(363,595)	—
Financing costs incurred	—	(31)	(13,821)	(7,379)
Dividends paid	(10,378)	(8,583)	(39,577)	(32,581)
Issuance of common stock and other	1,023	828	11,433	10,411
Net cash provided by (used in) financing activities	(89,355)	47,214	289,440	25,451
Net change in cash and cash equivalents	64,127	(54,754)	67,132	(111,720)
Cash and cash equivalents at beginning of period	5,411	57,160	2,406	114,126
Cash and cash equivalents at end of period	$69,538	$2,406	$69,538	$2,406

CONDENSED BALANCE SHEETS (unaudited)

	December 31,	December 31,
Assets	2012	2011
	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$69,538	$2,406
Receivables, net	302,974	359,409
Oil and gas well equipment and supplies	81,029	85,141
Deferred income taxes	8,477	2,723
Other current assets	8,119	8,216
Total current assets	470,137	457,895
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	11,258,748	9,933,517
Unproved properties and properties under development,
not being amortized	645,078	607,219
	11,903,826	10,540,736
Less – accumulated depreciation, depletion and amortization	(6,899,057)	(6,414,528)
Net oil and gas properties	5,004,769	4,126,208
Fixed assets, net	152,605	118,215
Goodwill	620,232	620,232
Other assets, net	57,409	34,827
	$6,305,152	$5,357,377
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$103,653	$79,788
Accrued liabilities	392,909	385,651
Derivative instruments	—	245
Revenue payable	149,300	150,655
Total current liabilities	645,862	616,339
Long-term debt	750,000	405,000
Deferred income taxes	1,121,353	903,732
Other liabilities	313,201	301,693
Total liabilities	2,830,416	2,226,764
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 86,595,976 and 85,774,084 shares issued, respectively	866	858
Paid-in capital	1,939,628	1,908,506
Retained earnings	1,533,768	1,221,263
Accumulated other comprehensive income (loss)	474	(14)
	3,474,736	3,130,613
	$6,305,152	$5,357,377

CONTACT: Mark Burford, Cimarex Energy Co., Vice President – Capital Markets and Planning, 303-295-3995